UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
Name:  American Beacon Asset-Based Income Fund
Address of Principal Business Office (No. & Street, City, State, Zip Code):
American Beacon Asset-Based Income Fund
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

Telephone Number: (817) 391-6100
Name and address of agent for service of process:
Rosemary K. Behan
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Irving and state of Texas on the 8th of May, 2026.

AMERICAN BEACON ASSET-BASED INCOME FUND

By:	/s/ Gregory J. Stumm
	Name:	Gregory J. Stumm
	Title:	President
Attest:
/s/ Rosemary K. Behan

Name: Rosemary K. Behan
Title: Secretary